BENEFICIARY

A death benefit may be payable to a beneficiary only on death of an Annuitant who was the last surviving Annuitant under the contract.

You may designate or change a beneficiary. Your request must be in writing and in a form which meets our needs. It will take effect only when we file it at our Service Office; this will be after you send the contract to us to be endorsed, if we ask you to do so. Then any previous beneficiary's interest will end as of the date of the request. It will end then even if no Annuitant is living when we file the request. Unless otherwise stated, we will make payment to the beneficiary only if the last surviving Annuitant dies before the Annuity Date. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on. When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise: (in these statements and in the Example that follows them, the term Annuitant refers, where two Annuitants are named, to the last surviving Annuitant.)

1. One who survives the last surviving Annuitant will have the right to be paid only if no one in a prior class survives that Annuitant.

2. One who has the right to be paid will be the only one paid if no one else in the same class survives the last surviving Annuitant.

3. Two or more in the same class who have the right to be paid will be paid in equal shares.

4. If none survives the last surviving Annuitant, we will pay in one sum to the last surviving Annuitant's estate.

Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. If the last surviving Annuitant dies before the Annuity Date, we owe Jane the proceeds if she is living at the Annuitant's death. We owe Paul and John the proceeds if they are living then but Jane is not. But if only one of them is living, we owe him the proceeds. If none of them is living, we owe the last surviving Annuitant's estate.

                                  ENDORSEMENTS
                      (Only we can endorse this contract.)


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